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                                                                    EXHIBIT 99.2

                   [LETTERHEAD OF NTN COMMUNICATIONS, INC.]

FOR IMMEDIATE RELEASE
Contact:  Kristi Nichols, 619/438-7400, NTN Communications, Inc.

                        NTN Expects Fourth Quarter Loss

CARLSBAD, Calif. - March 20, 1997 - Leading interactive producer and programmer NTN Communications, Inc. (AMEX: NTN) announced today that it expects to report a fourth quarter loss of approximately $16 million. The Company also reported it anticipates recording charges of approximately $5 million in the first quarter of 1997 related to recent executive management resignations. In connection with such resignations, NTN reported that it received approximately 2.1 million options back from officers who left the company.

Gerald Sokol, Jr., NTN President and Chief Operating Officer, noted that the expected fourth quarter loss of $16 million will include $4.3 million relating to cancellation of indebtedness as a result of recent executive management resignations and other charges related to litigation costs, expenses as a consequence of the buyback of equipment in connection with its discontinuance of certain sale-leaseback transactions, and charges required under Financial Accounting Standards Board Statement No. 123 in connection with the issuance of warrants to purchase the company's common stock.

Sokol added that the company expects to incur a loss from continuing operations in the first three months, and possibly the first six months, of 1997 as a result of the delay in receiving FCC approval for its Playmaker(R) keypad, an unusually large number of seasonal disconnects, hardware related costs, further expenses related to the management reorganization, and charges required under Financial Accounting Standards Board Statement No. 123 related to the issuance of additional warrants. The company recently began new shipments of Playmakers following FCC approval in mid-January.

"As a management team, we are totally committed to the Company and believe wholeheartedly in its future. Changes have been made, and more changes will be necessary to produce a vibrant and successful company. Management is working diligently to streamline operations, reduce costs and develop an executable strategic plan," said Sokol. "NTN has a unique market opportunity before it, and we certainly appreciate our shareholders' patience."

NTN Communications, Inc. a leading producer and programmer of two-way (interactive) television, online and Internet entertainment, broadcasts to a variety of delivery platforms 24 hours a day. NTN's content is a popular destination on computer online and interactive cable services. In addition, the NTN Entertainment Network(R) distributes programming to more than 15 million participants per month at restaurants, sports bars, hotel lounges, military bases, colleges and other group viewing locations, throughout North America.

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Except for the historical information contained herein, the matters discussed in this release are forward looking statements that involve risks and uncertainties including changing economic conditions, product demand and market acceptance risks, the impact of competitive products and pricing and other risk factors detailed in the Company's Securities and Exchange Commission filings, including the Company's most recent Report on Form 10-Q for the quarter ending September 30, 1996.